UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2017

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On October 18, 2017, certain subsidiaries of Tesla, Inc. (“Tesla”) that are respectively parties to (i) an Amended and Restated Loan and Security Agreement (the “A&R 2016 Warehouse Agreement”) and (ii) a Loan and Security Agreement (the “2017 Warehouse Agreement,” and together with the A&R 2016 Warehouse Agreement, the “Warehouse Agreements”), each dated August 17, 2017 with Deutsche Bank AG, New York Branch as administrative agent and the other parties named therein, entered into an amendment to each of the Warehouse Agreements (together, the “Amendments”).

The Amendments increased the shared aggregate lender commitments across the Warehouse Agreements from $600 million to $1.1 billion and added additional lenders, among other things. As a result, the commitments under the A&R 2016 Warehouse Agreement and the 2017 Warehouse Agreement were $511,125,806 and $588,874,194, respectively, as of October 18, 2017. The Warehouse Agreements provide that the lender commitment under the A&R 2016 Warehouse Agreement may from time to time be reduced and reallocated to the 2017 Warehouse Agreement in a corresponding amount.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: October 20, 2017